EXHIBIT  21

                         LIST OF SUBSIDIARIES
                    OF CANTERBURY CONSULTING GROUP, INC.


Canterbury Management Group, Inc.
Star Label Products, Inc. (shell)
MSI/Canterbury Corp.
CALC/Canterbury Corp.
ATM/Canterbury Corp.
USC/Canterbury Corp.
DMI/Canterbury Corp.
DMI-North/Canterbury Corp.
Usertech/Canterbury Corp.
Canterbury Corporate University, Inc.